Exhibit 99.1

                                                      10100 Old Columbia Road

                                                      Columbia, Maryland 21046

News Release

For Release:	December 17, 2003	Contact:	Robert F. Shawver, EVP and CFO
Diane R. Brown, Investor Relations
(410) 312-5100 – www.duratekinc.com

DURATEK, INC. BOARD ADOPTS STOCKHOLDER RIGHTS PLAN

COLUMBIA, Md.—(BUSINESS WIRE)—Duratek, Inc. (NASDAQ:DRTK) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on December 29, 2003.

The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of Duratek Common Stock and Convertible Preferred Stock (on an as-converted basis). Each right initially would entitle the holder thereof to purchase one-one thousandth of a share of Preferred Stock.  One-one thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock.  The rights will expire on December 16, 2013.

Commenting on the Rights Plan, Robert Prince, President and Chief Executive Officer, said, “The adoption of this new Rights Plan is prudent in light of the repurchase of the shares of Convertible Preferred Stock from The Carlyle Group.  Through the adoption of the Rights Plan, the Board of Directors has taken a significant step towards protecting the long-term value of the Company for the stockholders.  The existence of the Rights Plan will encourage potential acquirers to engage the Board of Directors prior to any takeover attempt of the Company and will provide the Board with the ability to consider and appropriately respond to any such takeover attempts.”

The Company noted that adoption of the plan was not made in response to any specific attempt by any person or entity to acquire Duratek or its shares, and Duratek is not aware of any current efforts to do so.

Initially, the rights are represented by the Company’s stock certificates and are not exercisable.  The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 20% or more of Duratek’s Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 20% or more of the Common Stock.  The Rights Plan grandfathers The Carlyle Group, as such stockholder’s existing ownership position is in excess of the 20% ownership threshold above.  The exercise price is $58.00.  Ten days after a public announcement that a person or group has become the beneficial owner of 20% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price.  If the Company is acquired in a merger, or 50% or more of the Company’s assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 20% or more of the Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, Duratek’s Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group.  The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Stock.  The redemption price is $0.01 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

                Duratek provides safe, secure radioactive materials disposition.

                Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 21E(i)(1) of the Securities Exchange Act of 1934.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Duratek’s actual results to be materially different from any future results expressed or implied by these statements.  Such factors include the following: the Company’s ability to manage its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S.  Department of Energy for the cleanup of waste sites administered by it; the Company’s ability to integrate acquired companies; the acceptance and implementation of the Company’s waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in the Company’s SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.